Exhibit 99.2

TREEHOUSE BRAND STORES, LLC

FINANCIAL STATEMENTS

SIX MONTH PERIOD ENDED JUNE 30, 2014

TREEHOUSE BRAND STORES, LLC
BALANCE SHEET
JUNE 30, 2014

ASSETS

Current Assets
Cash and cash equivalents	$82,625
Accounts receivable, less allowance for
doubtful accounts of $0	131,731
Inventories	1,194,790
Deposits for inventory	18,916
Prepaid expenses and other current assets	13,279
Total Current Assets	1,441,341

Property and equipment, net	175,994

Note and interest receivable, related party	105,176

Total Assets	$1,722,511

LIABILITIES

Current Liabilities
Accounts payable	$862,406
Accrued expenses	195,669
Deferred revenue	242,584
Royalties payable	540,751
Line of credit	77,080
Short-term notes payable, related parties	150,000
Total Current Liabilities	2,068,490

Deferred rent	20,451
Long-term note payable, related party	155,870

Total Liabilities	2,244,811

MEMBERS' EQUITY

Members' Equity	(522,300)

Total Liabilities and Members' Equity	$1,722,511

See Accompanying Notes to the Financial Statements

TREEHOUSE BRAND STORES, LLC
STATEMENT OF OPERATIONS
SIX MONTH PERIOD ENDED JUNE 30, 2014

Net revenue	$4,322,316

Cost of revenue	3,304,667

Gross margin	1,017,649

Operating expenses
Selling, general and administrative expenses	1,613,982
Total operating expenses	1,613,982

Operating loss	(596,333)

Other income (expense)
Interest income	1,348
Other income	10,705
Interest expense	(14,275)
Loss on disposition of inventory	(5,588)
Total other income (expense)	(7,810)

Net loss	$(604,143)

See Accompanying Notes to the Financial Statements

TREEHOUSE BRAND STORES, LLC
STATEMENT OF CHANGES IN MEMBERS’ EQUITY
SIX MONTH PERIOD ENDED JUNE 30, 2014

Balance, January 1, 2014	$90,735

Net loss	(604,143)

Contributions	—

Distributions	(8,892)

Balance, June 30, 2014	$(522,300)

See Accompanying Notes to the Financial Statements

TREEHOUSE BRAND STORES, LLC
STATEMENT OF CASH FLOWS
SIX MONTH PERIOD ENDED JUNE 30, 2014

Cash flow from operating activities:
Net loss	$(604,143)
Adjustments to reconcile net loss to net cash
flows from operating activities:
Depreciation and amortization	46,200
Loss on disposition of inventory	5,588
Decrease (increase) in operating assets:
Accounts receivable	(18,934)
Inventories	(83,851)
Deposits for inventory	192,702
Prepaid expenses and other current assets	14,994
Increase (decrease) in operating liabilities:
Accounts payable	346,288
Accrued expenses and deferred rent	154,886
Deferred revenue	(31,251)
Royalties payable	65,394

Net cash flows from operating activities	87,873

Cash flows from investing activities:
Loan to related party	(52,478)
Purchase of property and equipment	(11,940)

Net cash flows from investing activities	(64,418)

Cash flows from financing activities:
Proceeds from line of credit	157,080
Members' distributions	(8,892)
Repayments on lines of credit	(230,000)

Net cash flows from financing activities	(81,812)

Net change in cash and cash equivalents	(58,357)

Cash and cash equivalents, beginning of year	140,982

Cash and cash equivalents, end of year	$82,625

See Accompanying Notes to the Financial Statements

TREEHOUSE BRAND STORES, LLC
NOTES TO FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies

Nature of Operations - Treehouse Brand Stores, LLC (the “Company”) was organized as a limited liability company under the laws of Colorado in October 2009. The Company distributes a wide variety of video game themed merchandise to its customer base through internet stores built for the gaming community.

Use of Estimates - The preparation of the financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents - The Company considers all highly liquid investments with original maturities of three months or less, at the time of purchase, to be cash and cash equivalents. The Company places its temporary cash investments with high credit quality institutions. At times, such investments may be in excess of the Federal Deposit Insurance Corporation (FDIC) insurance limit.

Accounts Receivable - The Company grants credit to all qualified customers. Accounts receivable are carried at cost less an allowance for losses, if an allowance is deemed necessary. The Company does not accrue finance or interest charges. On a periodic basis, the Company evaluates its receivables and determines the requirement for an allowance for losses, based on history of past write-offs, collections and current credit conditions. An accounts receivable balance is written off when it is determined that all reasonable collection efforts have been exhausted.

Inventories - Inventories consist of consumer products and inventory blanks that are valued at the lower of cost, using the weighted average cost method, or market. Inventories are presented net of an allowance for excess and/or obsolete inventory, which reduces inventories to their estimated net realizable values. At June 30, 2014, the allowance for excess and/or obsolete inventory was $0.

Internal-use Software and Website Development - Costs incurred to develop software for internal use and the Company’s websites are capitalized and amortized over the estimated useful life. Costs related to design or maintenance of internal-use software and website development are expensed as incurred.

Property and Equipment - Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the following estimated useful lives:

Assets	Useful Lives
Furniture and fixtures	7 years
Computer and office equipment	5 years
Internal-use software and website development	3 years
Leasehold improvements	4.5 years

Expenditures for renewals or betterments that materially extend the useful life of an asset or increase its productivity are capitalized in the property and equipment accounts. Expenditures for maintenance and repairs that do not extend asset lives or improve productivity are charged to the appropriate expense accounts as incurred. When assets are sold, retired or otherwise disposed of, the cost and related accumulated depreciation are eliminated from the accounts and a gain or loss is recognized.

TREEHOUSE BRAND STORES, LLC
NOTES TO FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies (continued)

Long-lived Assets - The Company evaluates long-lived assets, including property and equipment, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss exists when estimated undiscounted net cash flows expected to be generated by the use of the asset, including eventual disposition, are less than its carrying value. The excess of the asset’s carrying value as compared to its estimated fair value would result in the need to recognize an impairment loss. The Company did not identify any events or circumstances that require the recognition of an impairment loss for the six month period ended June 30, 2014.

Net Revenue - Net revenue is derived primarily from the online sale of consumer goods. Net revenues are presented net of sales tax. The Company recognizes revenue from sales of consumer goods or products when persuasive evidence of an arrangement exists, shipment has occurred, the sale price is fixed or determinable, and collectability is reasonably assured. The Company records a provision for returns based on historical activity, if deemed necessary. Revenue is deferred for orders not shipped before the end of the period. As of June 30, 2014, $242,584 was recognized as deferred revenue for orders placed at the end of the reporting period, but not yet shipped.

Income Taxes - As a limited liability company, the Company is not a taxpaying entity for federal income tax purposes. Accordingly, the Company’s taxable income or loss is allocated to its members in accordance with their respective percentage ownership. Therefore, no provision or liability for income taxes has been included in the accompanying financial statements. The Company’s federal and state income tax returns are subject to examination by the Internal Revenue Services and the state departments of revenue, generally three years after they are filed.
Advertising - The Company charges all advertising costs to operations when incurred. Advertising costs for the six month period ended June 30, 2014 were $15,208.

Lease Commitment - The Company recognizes rent expense for its facility on the straight-line basis over the term of the related leases.

Cost of Revenue - The Company includes the purchase price of consumer products, inbound and outbound shipping charges, warehouse fees and royalty expense in cost of revenue. Shipping charges to receive products from suppliers are included in inventory and recognized as cost of revenue upon shipment to customers. Payment processing and related transaction costs are classified as selling, general and administrative costs.

(2) Inventories

Inventories at June 30, 2014 consists of the following:

Consumer products	1,099,565
Inventory blanks	67,408
FOB inventory	27,817
Total inventories	$1,194,790

TREEHOUSE BRAND STORES, LLC
NOTES TO FINANCIAL STATEMENTS

(3) Property and Equipment

Property and equipment at June 30, 2014 consists of the following:

Cost:
Furniture and fixtures	13,002
Computer and office equipment	64,104
Internal-use software and website development	240,809
Leasehold improvements	5,526
Total cost	323,441
Less accumulated depreciation and amortization	(147,447)
Property and equipment, net	$175,994

Total depreciation and amortization expense for the six month period ended June 30, 2014 was $46,200.

(4) Line of Credit

In September 2012, the Company entered into an agreement with a bank for a revolving line of credit in an amount not to exceed $155,000. Interest on the line is due monthly at 1% above the prime rate. The line of credit is collateralized by substantially all of the assets of the Company and is guaranteed by a member of the Company. The credit agreement with the bank contains certain financial covenants that require, among other things, maintenance of working capital and minimum income and cash flow requirements. The Company closed this loan in March 2014.

In February 2014, the Company entered into an agreement with a bank for a revolving line of credit in an amount not to exceed $500,000. Interest on the line is due monthly at 2% above the prime rate. The line of credit is collateralized by substantially all of the assets of the Company and is guaranteed by a member of the Company. The company’s outstanding balance under this line of credit was $77,080 at June 30, 2014. The credit agreement with the bank contains certain financial covenants that require, among other things, maintenance of a debt service ratio. At June 30, 2014, the Company was not in compliance with these covenants, as such, they did not have access to borrowing additional funds on this line.

(5) Notes Payable, Related Parties

Notes payable, related parties consists of the following:

Note payable - member; interest at 8%; unsecured; due on demand	$50,000
Note payable - relative of members; interest at 8%; unsecured; due on demand	100,000
Note payable - member; interest at 2.5%; unsecured; due January 2021	155,870
Total Notes payable, related parties	305,870
Less current portion	(150,000)
Non-current portion	$155,870

For the six month period ended June 30, 2014, the Company incurred interest expense of $7,948 on these notes. As of June 30, 2014, accrued interest payable on these notes was $17,639.

TREEHOUSE BRAND STORES, LLC
NOTES TO FINANCIAL STATEMENTS

(6) Members’ Equity

Allocation of profits and losses - The Company allocates profits or losses to the members in accordance with the terms of the Operating agreement.

(7) Phantom Unit Agreement

In September 2010, the Company adopted a phantom unit plan (the “Plan”) designed to attract and retain employees. Under the Plan, employees may receive phantom units that entitle employees to receive a cash or stock bonus upon the occurrence of certain events (“Payout Events”). Upon the occurrence of a payout event, a vested unit holder is entitled to receive a payment, in excess of a base value, that a holder of one unit of membership would receive if all vested phantom unit holders were included as members in the Company. An aggregate of 100,000 units were reserved under this plan. In January 2013, the Company amended this Plan and increased the number of reserved units to 200,000.

Phantom unit awards vest 25% on the first anniversary of the vesting commencement date and incrementally vest monthly for a three year period thereafter. Phantom units expire at the termination date of the Plan, September 22, 2020.

Payout Events are defined as follows: 1) the participant’s death; 2) the participant’s disability; 3) the termination of participant’s continuous service other than for cause; and 4) a change in control.

As of June 30, 2014, the Company granted 199,167 units, of which 140,167 were outstanding.

In August 2014, the Company entered into a transaction that would meet the criteria of a payout event, due to a change in control, at which time it paid out $99,050 for the outstanding units. For the six month period ended June 30, 2014, the Company accrued $99,050 of compensation expense for these unit awards.

(8) Commitments and Contingencies

Lease activities - The Company leases furniture and its office facility under non-cancellable operating leases which expire in 2016 and 2017, respectively. The future minimum lease payments required under these leases are as follows:

Years Ending December 31,

2014	(for the remaining 6 months)	$46,707
2015		95,199
2016		92,352
2017		82,573
Total		$316,831

Total expense charged to operations under these leases for the six month period ended June 30, 2014 was $46,529.

TREEHOUSE BRAND STORES, LLC
NOTES TO FINANCIAL STATEMENTS

(8) Commitments and Contingencies (continued)

Royalty payments - In November 2013, the Company entered into a royalty payment agreement with a licensor whereby the Company is committed to minimum guaranteed payments. In 2014, the payment terms of the agreement were modified. As of June 30, 2014, the following minimum payments are due:

July 2014	$17,500
August 2014	17,500
2015	40,000
Total	$75,000

(9) Concentrations

The Company maintains its cash at highly-rated financial institutions. For the period from January 1, 2014 through June 30, 2014, the FDIC insurance coverage was $250,000 on the aggregate of interest bearing and non-interest bearing accounts. During 2014, the account balances have not exceeded this amount.

At June 30, 2014, approximately 82% of the outstanding accounts receivable balance was due from 4 customers. For the six month period ended June 30, 2014, no one customer represented 10% or greater of net revenue.

While no supplier concentration exists in the Company’s e-Commerce business, certain suppliers that the Company uses to manufacture its unique products are located outside of the United States, most of which are located in China. The Company’s ability to receive inbound inventory and ship completed orders to its customers is substantially dependent on a single third-party contract-fulfillment and warehouse provider.

(10) Supplemental Cash Flow Information

Cash paid for interest	$8,457

(11) Related Party Transactions

During 2013, the Company entered into a note receivable agreement with a company, owned in part by a member of the Company, to provide cash advances in an amount not to exceed $100,000. During the six month period ended June 30, 2014, the Company agreed to increase the borrowing limit to $200,000. The note is unsecured, and interest is accrued at a rate of 3% on the outstanding balance. At June 30, 2014, principal and interest receivable on this note was $103,628 and $1,548, respectively. Interest income earned during the six month period ended June 30, 2014 from this note was $1,348.

The Company rents a furnished residential property from one of its members. The property was used to provide temporary housing for newly recruited employees and a business advisor. The Company rents the property on a month to month basis. Total rent expense charged to operations for the six month period ended June 30, 2014 related to this property was approximately $9,700.

TREEHOUSE BRAND STORES, LLC
NOTES TO FINANCIAL STATEMENTS

(12) Subsequent Events

On August 1, 2014, the Company entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Geeknet, Inc. (“Geeknet”), pursuant to which Geeknet purchased substantially all the assets of the Company and assumed certain related liabilities. In accordance with the terms of the Asset Purchase Agreement, Geeknet paid the Company $1.5 million in initial cash consideration on the closing date. In addition, Geeknet will pay the Company up to an additional $2.0 million in cash earn-out payments based on the achievement of certain specified performance metrics through 2015.

Management has evaluated subsequent events through October 10, 2014 which is the date the financial statements were available to be issued.